Exhibit 99.2

Investor Fact Sheet

July 23, 2019

Overview

Cracker Barrel will invest up to approximately $140 million to acquire its initial non-controlling stake in Punch Bowl Social and to provide growth capital for future development, although a portion of this amount is anticipated to be offset by third-party financing, which Punch Bowl Social is presently arranging.

The agreement includes provisions for Cracker Barrel to potentially acquire a controlling or full ownership position in Punch Bowl Social in the future.

While Punch Bowl Social expects to have positive store-level and company-level EBITDA in its fiscal 2020, Cracker Barrel anticipates Punch Bowl Social’s operating income will be negative in the near-term due to growth and pre-opening expenses. The investment will be accounted for using the equity method.

Robert Thompson and the management team will continue to manage the day-to-day operations of Punch Bowl Social.

Punch Bowl Social will remain headquartered in Denver, Colorado.

Business model

Current unit count:	17 units open as of July 23, 2019

Expected new unit openings:	11 new units expected before end of calendar year 2020, this includes the grand opening of the Fort Worth, Texas location on July 27, 2019

Unit growth potential:	Over 100 locations within continental United States; international expansion possible but unplanned

Average unit square footage:	23,000+ square feet in current prototype, with plans to open units in smaller markets using a 12,000-16,000 square foot “small box” design.

Guest demographics:	Millennials and Gen Z are core guests, majority of guests under 40 years old

Average sales mix:	89% food & beverage, 11% activities

Average group sales:	25% - 35% of net sales

Average unit volumes:	$7.0 to $8.0 million, with newer units performing above system average

Target unit store-level EBITDA, excluding pre-opening:	17+% of net sales